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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CENTEX CONSTRUCTION PRODUCTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Centex Construction Products, Inc.

December 17, 2003

Ms. Shirley Wescott
Chief Policy Advisor
ISS
2099 Gaither Road
Suite 501
Rockville, MD 20850

Ms. Florentina Marinescu
ISS
2099 Gaither Road
Suite 501
Rockville, MD 20850

     Re:     Spin-off of Centex Construction Products, Inc.(“CXP”)

Dear Ms. Wescott and Ms. Marinescu:

     We appreciate the opportunity to speak with you yesterday regarding the proposed spin-off of Centex Construction Products, Inc. (“CXP”) by Centex Corporation. As we discussed, this spin-off involves the creation of a high vote and low vote structure in order to accomplish this transaction on a tax-free basis. However, unlike the more typical dual class structure where the high vote shares hold disproportionate voting rights on matters in addition to the election of directors (including in change in control transactions), the only difference between the two classes of CXP stock relates to the election of directors. In all other respects, the classes are substantially the same. Moreover, the creation of at least one board seat to be filled by the low vote stockholders represents, on a practical level, an increase in voting effectiveness for the existing stockholders given their current inability to influence the election of directors because of the majority Centex position.

     We also believe that the spin-off involves substantial benefits to the CXP shareholders regardless of the two-class structure:

1.	Immediate Value. If the reclassification is approved, CXP stockholders will receive a special one-time cash dividend of $6.00 per share (approximately $113 million in the aggregate). While this dividend will be mostly funded with debt, CXP’s projected debt-to-capitalization ratio after the transaction will be among the lowest in its industry. The attached slide entitled “Financial Capability” shows the CXP’s projected debt-to-capitalization ratio relative to CXP’s industry peers. This level of debt should not unduly burden CXP given its ability to generate cash flow. The attached slide entitled “Financial History” shows CXP’s substantial cash flow from operations over the past nine fiscal years.

2.	Elimination of Majority Control. The proposed transactions will eliminate Centex’s control of CXP and free us from the need to compete for capital with Centex’s other businesses and thereby permit us to manage our business and seek growth opportunities without regard to limitations related to Centex’s other businesses.

3.	Increase in Float and Liquidity. The proposed transaction will significantly increase the public float by increasing the number of shares held by stockholders (other than Centex) from 6.8 million shares to about 18.8 million shares. Moreover, the proposed transaction will increase float of the existing class of common stock from about 6.8 million shares to 9.6 million shares. We believe this increase in float and liquidity will attract additional analyst coverage and stimulate interest from new investors. In addition, the proposed transaction is structured to equalize the float of the existing class of CXP stock and the Class B common stock which, as noted by Bear Stearns in the Proxy Statement, should mitigate any typical trading differences between the two classes. We would call your attention to the tables on p. 41 of the Proxy Statement which show the trading disparity of the high and low vote stock in the precedent step-up spin-off transactions during certain periods. This analysis showed that, on average, the high vote common stock traded at a discount to the low vote common stock during the periods reviewed.

Also, as noted by Bear Stearns in the proxy statement, CXP’s common stock has tended to trade at a lower price/earnings ratio than its peer group. One factor that has likely affected this performance is the lower public float associated with the majority Centex position. We believe that significantly increasing the float of the existing class of common stock and eliminating the majority position of Centex should tend to have a positive effect on the valuation of the existing class of CXP stock, all other factors being equal.

4.	Attract Additional Analyst Coverage. The broader stockholder base coupled with increased public float and liquidity may attract additional analyst coverage of CXP which we believe would stimulate interest from new investors.

     We also believe it is important to note that the market has reacted very favorably to the proposed transaction since it was announced last July. Since the public announcement on July 21, CXP stock has increased over 50% significantly outperforming CXP’s peer group and the S & P 500. The attached slide entitled “Benefits for CXP Shareholders” shows this price performance.

     Also, as we discussed, we would note that each stockholder is given the opportunity to vote separately on each proposal. In addition, we note that the proposed Stockholders’ Rights Plan contains a TIDE provision under which a committee of independent directors will review and evaluate the plan at least every three years with the first evaluation to occur at the end of two years. This will help protect CXP from potential liabilities resulting from the loss of the distribution’s tax-free status during the first two years following the distribution.

     Lastly, you had inquired about the additional expenses expected to be incurred as a result of CXP becoming independent of Centex. The unaudited pro forma income statement for the year ended March 31, 2003 shown on page 66 of the Proxy Statement shows that we expect approximately $600,000 annually in additional administrative and other expenses when CXP becomes an independent company.

     We hope that this information will assist you with your evaluation of the proposals in the CXP Proxy Statement. For more complete information regarding the proposals to be voted on at the Special Meeting of Stockholders to be held on January 8, 2004, please see the CXP Proxy Statement dated December 1, 2003 filed with the Securities and Exchange Commission. If you need any further information please do not hesitate to contact me.

     Thank you for your consideration.

Very truly yours,

/s/ STEVEN R. ROWLEY

Steven R. Rowley
President and Chief Executive Officer

Attachment 1

Attachment 1: Financial Capability CXP includes impact of $113 million special dividend 39.9% 39.1% 33.2% 21.5% 19.5% 48.4% 61.9% 70.3% 17.2% 0% 25% 50% 75% CSAR USG RMIX TXI MLM VMC LAF CXP (projected) FRK Total Debt to Total Capitalization * *Note: Based on latest publicly available data except that CXP data is projected as of the spin-off (January 30, 2004).

Attachment 2

Financial History Fiscal Years Ended March 31 ($ Millions) 94 95 96 97 98 99 00 01 02 03 Revenue 193 223 259 278 344 382 470 441 471 501 Cash From Ops 22 35 42 53 76 56 89 82 99 106 Revenues Cash From Ops EPS ($) 0.45 0.95 1.47 1.89 2.56 3.71 5.63 3.22 2.15 3.11 <1% CXP Sales to Centex

Attachment 3

CXP CXP Comps* S&P 500 7/21/2003 0 0 0 7/22/2003 0.08 0.01 0.01 7/23/2003 0.09 0.02 0.01 7/24/2003 0.11 0.02 0 7/25/2003 0.11 0.02 0.02 7/28/2003 0.12 0.03 0.02 7/29/2003 0.17 0.05 0.01 7/30/2003 0.18 0.09 0.01 7/31/2003 0.18 0.09 0.01 8/1/2003 0.15 0.08 0 8/4/2003 0.14 0.07 0 8/5/2003 0.13 0.07 -0.01 8/6/2003 0.14 0.07 -0.01 8/7/2003 0.13 0.07 0 8/8/2003 0.14 0.08 0 8/11/2003 0.15 0.08 0 8/12/2003 0.18 0.09 0.01 8/13/2003 0.17 0.09 0.01 8/14/2003 0.18 0.1 0.01 8/15/2003 0.19 0.11 0.01 8/18/2003 0.18 0.11 0.02 8/19/2003 0.2 0.13 0.02 8/20/2003 0.18 0.13 0.02 8/21/2003 0.18 0.14 0.02 8/22/2003 0.16 0.12 0.01 8/25/2003 0.16 0.11 0.02 8/26/2003 0.15 0.12 0.02 8/27/2003 0.18 0.12 0.02 8/28/2003 0.17 0.13 0.02 8/29/2003 0.17 0.13 0.03 9/1/2003 0.17 0.13 0.03 9/2/2003 0.18 0.15 0.04 9/3/2003 0.19 0.16 0.05 9/4/2003 0.19 0.16 0.05 9/5/2003 0.19 0.13 0.04 9/8/2003 0.2 0.14 0.05 9/9/2003 0.22 0.13 0.05 9/10/2003 0.18 0.11 0.03 9/11/2003 0.18 0.11 0.04 9/12/2003 0.21 0.13 0.04 9/15/2003 0.2 0.15 0.04 9/16/2003 0.22 0.16 0.05 9/17/2003 0.24 0.13 0.05 9/18/2003 0.23 0.14 0.06 9/19/2003 0.25 0.14 0.06 9/22/2003 0.26 0.12 0.04 9/23/2003 0.23 0.13 0.05 9/24/2003 0.21 0.12 0.03 9/25/2003 0.18 0.11 0.02 9/26/2003 0.17 0.09 0.02 9/29/2003 0.2 0.11 0.03 9/30/2003 0.17 0.11 0.02 10/1/2003 0.22 0.13 0.04 10/2/2003 0.21 0.13 0.04 10/3/2003 0.22 0.14 0.05 10/6/2003 0.21 0.15 0.06 10/7/2003 0.21 0.16 0.06 10/8/2003 0.21 0.15 0.06 10/9/2003 0.22 0.16 0.06 10/10/2003 0.22 0.16 0.06 10/13/2003 0.29 0.21 0.07 10/14/2003 0.3 0.21 0.07 10/15/2003 0.29 0.21 0.07 10/16/2003 0.31 0.21 0.07 10/17/2003 0.31 0.19 0.06 10/20/2003 0.31 0.19 0.07 10/21/2003 0.33 0.19 0.07 10/22/2003 0.32 0.18 0.05 10/23/2003 0.32 0.19 0.06 10/24/2003 0.32 0.18 0.05 10/27/2003 0.33 0.19 0.05 10/28/2003 0.34 0.21 0.07 10/29/2003 0.38 0.21 0.07 10/30/2003 0.39 0.22 0.07 10/31/2003 0.41 0.21 0.07 11/3/2003 0.39 0.23 0.08 11/4/2003 0.39 0.23 0.08 11/5/2003 0.41 0.23 0.07 11/6/2003 0.44 0.24 0.08 11/7/2003 0.48 0.23 0.08 11/10/2003 0.44 0.22 0.07 11/11/2003 0.43 0.22 0.07 11/12/2003 0.44 0.23 0.08 11/13/2003 0.44 0.24 0.08 11/14/2003 0.42 0.23 0.07 11/17/2003 0.42 0.22 0.07 11/18/2003 0.43 0.21 0.06 11/19/2003 0.41 0.21 0.07 11/20/2003 0.48 0.21 0.06 11/21/2003 0.51 0.21 0.06 11/24/2003 0.54 0.22 0.07 11/25/2003 0.54 0.24 0.08 11/26/2003 0.53 0.23 0.08 11/27/2003 0.53 0.23 0.08 11/28/2003 0.53 0.24 0.08 12/1/2003 0.55 0.26 0.09 12/2/2003 0.53 0.26 0.09 12/3/2003 0.53 0.27 0.09 Benefits for CXP Shareholders $6 / Share Dividend Increased Liquidity Increased Stock Float Strategic Independence July 21 (announcement) December 3 Price Performance Since Announcement * CXP comparables include Caraustar, Florida Rock, LaFarge NA, Martin Marietta, Texas Industries, US Concrete, USG, and Vulcan Materials.